Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Jerry Hostetter

Smithfield Foods, Inc.

(212) 758-2100

jerryhostetter@smithfieldfoods.com

Smithfield Foods Reports First Quarter Earnings

Smithfield, Virginia (August 23, 2006)—Smithfield Foods, Inc. (NYSE: SFD) today reported net income for the first quarter of fiscal 2007 of $24.6 million, or $.22 per diluted share, versus net income last year of $49.0 million, or $.44 per diluted share. Sales were $2.8 billion, compared to $2.9 billion last year.

Income from continuing operations, excluding Quik-to-Fix Foods, Inc., was $38.9 million, or $.35 per diluted share, versus $49.0 million, or $.44 per diluted share in the previous year. Shortly after the end of the quarter, the company completed the sale of substantially all of the assets and business of Quik-to-Fix. In the quarter, Smithfield recognized a $10.4 million after-tax write down on the assets in anticipation of the sale and an after-tax loss from discontinued operations of $3.9 million.

Following are the company’s sales and operating profit from continuing operations by segment:

	13 Weeks Ended
	July 30, 2006	July 31, 2005
Sales
Pork	$1,735.7	$1,828.9
Beef	623.7	721.0
International	281.8	284.3
Hog Production	458.4	473.5
Other	44.0	36.9

	3,143.6	3,344.6
Intersegment	(370.7)	(415.1)

Total Sales	$2,772.9	$2,929.5

Operating Profit
Pork	$19.3	$9.6
Beef	4.9	7.3
International	(0.1)	(5.2)
Hog Production	90.0	115.0
Other	5.4	7.3
Corporate	(21.1)	(23.3)

Total Operating Profit	$98.4	$110.7

The pork segment benefited from improved fresh pork market conditions in the last half of the quarter in spite of relatively high hog prices. Processed meats volumes were flat compared to the previous year, although the company experienced strong growth in spiral hams and other ham products, pre-cooked ribs, lunch meats and dry sausages. Fresh pork volumes were down in the quarter, by design. Results include a $6.5 million pre-tax mark-to-market gain on open commodity positions.

Operating profit in the beef segment was slightly below last year as improved results in beef processing on lower cattle costs and higher demand were more than offset by losses related to the company’s cattle feeding investments. As a result of the lower cattle markets, the cattle feeding investment reported a loss of $8.4 million versus a profit of $5.6 million last year.

In the hog production segment, operating results declined on higher raising costs, lower volumes and an impairment charge in connection with the pending sale of the company’s share of its Brazilian live hog production operation. Live hog prices of $51 per hundredweight remained about the same as the first quarter of last year. In the United States, however, volume was down three percent from a year ago and raising costs increased to $41.50 per hundredweight from $40 last year. The impairment charge for the Brazilian investment was $4.2 million, pre-tax, or about $.02 per share.

In the Other segment, results of the company’s joint venture turkey operations were down slightly from a year ago while the company’s bioenergy operation continued to experience startup losses.

Excluding approximately $5 million in operating losses associated with the temporary closing of a plant in Poland in the prior year, international results from operations were relatively flat. The company’s Polish operations continued to suffer from weak demand for poultry and results in France declined, due primarily to lower volumes and higher costs.

“We had a respectable quarter even though the markets were not particularly in our favor,” said Joseph W. Luter, III, chairman and chief executive officer. “I continue to be pleased that our integrated model delivered results even as overall industry conditions were weak.”

“Looking forward, I am optimistic about the Fall holiday season and the overall trend of the business. A strong hog market and improving Fall demand should drive solid earnings for the full fiscal year,” Mr. Luter said.

Mr. Luter further noted, “Smithfield Foods is in another period of dynamic growth. From Romania in Central Europe to the Sara Lee meats group in Western Europe to the ConAgra meat business in the U.S., we are moving forward in a big way. I fully expect some near-term difficulties as we work to start up a new plant in Romania and turn these other businesses around; however, I am convinced these are the right long-term decisions.”

“Our recent European investment and pending ConAgra meats acquisition were made at attractive prices and should provide momentum for the future,” Mr. Luter said. “The Sara Lee European Meats business, acquired through a joint venture, will give Smithfield a much stronger presence in the Western European processed meats market. Also, the ConAgra Refrigerated Meats transaction in the second quarter will accelerate our expansion initiatives in processed meats in the United States. Further, the combination of the Butterball brand with our Carolina Turkeys joint venture will provide us with the strongest brand in the turkey market,” he said.

“As I move into the next phase of my career, I could not be more positive about the future of this company,” said Mr. Luter. “I have always made decisions for the long term and never worried about the short-term impacts,” he said.

Smithfield Foods has delivered a 24 percent average annual compounded rate of return to investors since 1975. With sales of $11 billion, Smithfield is the leading processor and marketer of fresh pork and processed meats in the United States, as well as the largest producer of hogs. For more information, visit www.smithfieldfoods.com.

This news release may contain “forward-looking” information within the meaning of the federal securities laws. The forward-looking information may include statements concerning the company’s outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. The forward-looking information and statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include availability and prices of livestock, raw materials and supplies, livestock costs, product pricing, the competitive environment and related market conditions, operating efficiencies, access to capital, the cost of compliance with environmental and health standards, adverse results from ongoing litigation and actions of domestic and foreign governments.

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(Table follows)

SMITHFIELD FOODS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In millions, except per share data)

	13 Weeks Ended
	July 30, 2006	July 31, 2005
Sales	$2,772.9	$2,929.5
Cost of sales	2,495.2	2,655.8

Gross profit	277.7	273.7

Selling, general and administrative expenses	173.2	170.8
Interest expense	40.9	37.4
Equity in income of affiliates	6.1	(7.8)

Income from continuing operations before income taxes	57.5	73.3

Income taxes	18.6	24.3

Income from continuing operations	38.9	49.0

Loss from discontinued operations, net of tax	(3.9)	—
Loss on sale of discontinued operations, net of tax	(10.4)	—

Net income	$24.6	$49.0

Income per share:
Basic:
Continuing operations	$.35	$.44
Discontinued operations	(.13)	—

Net income	$.22	$.44

Diluted:
Continuing operations	$.35	$.44
Discontinued operations	(.13)	—

Net income	$.22	$.44

Weighted average shares outstanding:
Basic	111.2	111.1
Diluted	112.1	112.1

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